STATE OF NEW HAMPSHIRE
                                   BEFORE THE
                           PUBLIC UTILITIES COMMISSION


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CONCORD ELECTRIC COMPANY AND                    )   DOCKET NO. DE 01-247
EXETER & HAMPTON ELECTRIC COMPANY               )
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                        PHASE II SETTLEMENT AGREEMENT FOR
                                  RESTRUCTURING
                              THE UNITIL COMPANIES


1.   PREAMBLE

     1.1  Purpose

          This Phase II Settlement Agreement and its attachments (together, the "Settlement") for restructuring the Unitil Companies is offered jointly by:
Concord Electric Company ("CECo"), Exeter & Hampton Electric Company ("E&H"), Unitil Power Corp. ("UPC") (collectively "Unitil" or "the Companies"); the Staff of the New Hampshire Public Utilities Commission ("Staff"); the Governor's Office of Energy and Community Services ("GOECS"); the Office of the Consumer Advocate ("OCA"); the Business & Industry Association of New Hampshire ("BIA"); Wendy Page; Representative Jeb E. Bradley and any other parties as may be indicated by additional signature pages attached hereto (collectively "the Parties" ). In Phase I of this proceeding, the Parties\1 presented a settlement addressing the divestiture of Unitil's power supply portfolio (the "Divestiture Process") and acquisition of Transition Service and Default Service (the "Solicitation Process"). This Phase II Settlement seeks approval of the New Hampshire Public Utilities

-------------------------
1/ Wendy Page, who is an intervener in the proceeding and a signatory to this Phase II Settlement, was not an intervenor in Phase I, nor a signatory to the Phase I Settlement.

Commission ("Commission") to realign Unitil's corporate and rate structure to provide: Customer Choice; unbundled rates and services; stable and predictable prices for transition service; reliable and efficient cost based delivery service; and an equitable, appropriate and balanced resolution of stranded costs for Unitil. The Parties intend that this Settlement will result in the resolution of Unitil's claims raised in the United States District Court in Civil Action Nos. 97-97-JD (D.N.H.) and 97-121L (D.R.I.) ("Federal Court Case"). Upon receipt of all requested approvals in this proceeding by the Commission (including the anticipated Phase III portion of the proceedings), and the expiration of all periods of appeal with respect thereto, Unitil Energy Systems, Inc. ("UES") will implement retail choice and Unitil will withdraw its intervention in the Federal Court Case, with prejudice.

     1.2  Background

          1.2.1 On January 25, 2002, Unitil filed its restructuring proposal, including a petition for expedited review of the divestiture and solicitation processes. In the first phase of this proceeding, the Parties addressed Unitil's proposed divestiture and solicitation processes. Following extensive negotiations among the Parties, the Parties reached a settlement on the Phase I issues. In the Phase I Settlement the Parties agreed to postpone the conduct of the divestiture and solicitation requests for proposals ("RFP's") until after the Commission has issued a final order on all other matters in this (Phase II) case. The Phase I Settlement also provided detailed criteria and procedures for evaluating the bids received in response to the divestiture and supply solicitation RFPs, and for redesigned Transition and Default Services.


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

          1.2.2 The Commission conducted a hearing on the Phase I Settlement on June 6, 2002. The Phase I Settlement was unopposed and unanimously supported by the Parties. The Commission issued an order on the Phase I issues on August 28, 2002.

          1.2.3 The Parties commenced technical sessions and continued discovery on the Phase II issues in June, 2002. On July 3, 2002, Staff, the OCA and Wendy Page filed testimony on the Phase II issues and on July 23, 2002, the Parties commenced settlement discussions on the Phase II topics. As a result of extensive negotiations the Parties agreed to a resolution of all of the issues, including: a reduction in total average rates of approximately one percent on Choice Date as shown on Tab G; a combination of CECo and E&H into a single distribution company, UES; the establishment of new distribution rates for this new entity; the unbundling of the rates of UES to provide appropriate rate recovery mechanisms and to implement customer choice; and implementation of an Amended Unitil System Agreement to provide for the recovery of stranded costs.

     1.3  Definitions

          1.3.1 Choice Date. Choice Date is defined as the date on and after which all CECo and E&H, or UES customers are allowed to choose competing electric energy suppliers. The target for the Choice Date under this Settlement is May 1, 2003.

          1.3.2 Customer Choice. Customer Choice is defined as the ability of a customer to choose its electric energy supplier.

          1.3.3 Default Service. Default Service is defined as an electric supply service to be offered to customers who leave Transition Service for a competitive supply and then return for supply from UES (except that low income customers shall be allowed to return to UES at any time during the Transition Period).


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

          1.3.4 Divestiture Date. The Divestiture Date is defined as the date when Unitil's existing power supply and associated contracts are disposed of through sale or otherwise to one or more third parties. The target for the Divestiture Date under this Settlement is May 1, 2003.

          1.3.5 Transition Period. The Transition Period is defined as Choice Date through April 30, 2006.

          1.3.6 Transition Service. Transition Service is defined as an electric supply service to be offered during the Transition Period to UES' customers (i.e., until April 30, 2005 for the G-1 group and April 30, 2006 for the non-G-1 Group) at market-based, stable, escalating prices, designed to facilitate the transition to a competitive market.

          1.3.7 Unitil Energy Systems, Inc. ("UES"). UES is the proposed successor corporation to CECo and E&H which will combine the operations of CECo, E&H and UPC, subject to Commission approval in Phase II.

     1.4  Basis for Settlement Proposal

          1.4.1 Unitil proposes to undertake a fundamental restructuring of its businesses in order to comply with RSA 374-F, to accommodate the objectives of the Commission in its restructuring orders, and to provide unbundled rates and retail choice to its customers. At the same time, Unitil seeks to continue to provide its customers with the lowest rates in the state. Among the significant steps to be taken by Unitil in reliance on the proposed restructuring plan are: implementing a process which Unitil intends will result in the complete, voluntary and irrevocable divestiture of UPC's generation resource portfolio; combination of the operations of CECo, E&H and UPC into one distribution company; the restructuring, unbundling and resetting of retail rates; the implementation of retail customer


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choice; the provision by UES of Transition and Default Service and the resolution of the Federal Court Case.

          1.4.2 According to Unitil, there are unique circumstances that distinguish it from each of the other New Hampshire utilities in many respects and provide, therefor, a basis for adoption of the Phase II Settlement presented herein. These circumstances include the following:

          (1) Unitil is a New Hampshire corporation, headquartered in Hampton, New Hampshire; Unitil maintains its distribution operations centers in Concord, New Hampshire and Kensington, New Hampshire; and Unitil will continue to operate a 24-hour customer service center in Concord, New Hampshire.

          (2) Unitil has developed and maintains an integrated service company operation, Unitil Service Corp. ("USC"), which provides efficiencies that benefit Unitil's regulated distribution companies, and which will continue to provide services to UES. CECo and E&H have not filed for base rate increases since 1984 and 1981, respectively, and maintain the lowest cost distribution operations in New England.

          (3) CECo and E&H's bundled rates have generally been the lowest or among the lowest in New Hampshire and in the region. Thus, even before the rate restructuring included in this Phase II Settlement, CECo's and E&H's rates meet the near-term rate relief principle set forth in RSA 374-F:3,XI and the Commission's Final Plan.


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

          (4) UPC was formed solely for the purpose of supplying power to CECo and E&H. The wholesale power supply portfolio acquired by UPC has contributed to CECo and E&H having consistently among the lowest rates in New England.

          (5) UPC provides all-requirements electric supply service to CECo and E&H under the System Agreement, which has a seven and one-half year notice-of-termination provision. Under this Settlement, UPC has agreed to modify this notice provision and to divest its generation resource portfolio as soon as practicable.

     1.5  Restructuring Policy Principles are Met

          The Parties agree that the Settlement is designed to meet the objectives of the restructuring policy principles of RSA 374-F.

          1.5.1 System Reliability

          The Phase II Settlement will promote system reliability by implementing rates sufficient to support the continued maintenance of a safe and efficient distribution system and by offering Transition and Default Services to provide all customers with reliable supplies of electricity.

          1.5.2 Customer Choice

          The Phase II Settlement furthers the Legislature's goal of allowing customers to choose among electric suppliers to encourage fully competitive and innovative markets through establishment of market-based Transition and Default Services.


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

          1.5.3 Unbundling of Services and Rates

          Under the Phase II Settlement, Unitil's customers will be provided with unbundled services and rates with clear pricing information that identifies the cost components of generation, transmission and distribution charges.

          1.5.4 Open Access to Transmission and Distribution Facilities

          The Phase II Settlement will provide all of Unitil's customers with non-discriminatory open access to its electric distribution system.

          1.5.5 Universal Service

          The Phase II Settlement provides that Transition and Default Services be made available to all customers and is designed to support stability and affordability for low income customers in those cases where they cannot otherwise obtain competitive electric service directly from a competitive supplier.

          1.5.6 Benefits for All Customers

          The Phase II Settlement will provide reduced rates, and reduced price volatility during the Transition Period, for all of Unitil's customer classes, and will allow for the uniform implementation of Customer Choice.

          1.5.7 Full and Fair Competition

          By providing market-based Transition and Default Services, the Phase II Settlement is designed to encourage new market entrants and a range of viable suppliers.

          1.5.8 Environmental Improvement, Renewable Energy Resources and Energy Efficiency

          The Phase II Settlement, along with the Phase I Settlement and the generic energy efficiency initiative supported by Unitil and other parties, allows for the


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

consideration of a "Green Transition Service" proposal and supports the goals of energy efficiency and renewable energy resources in the restructured utility market.

          1.5.9 Near Term Rate Relief

          The Phase II Settlement is designed to allow Unitil to continue to provide the lowest, or among the lowest, prices in the region, and will provide customers with the opportunity to achieve additional savings from the competitive market.

          1.5.10 Recovery of Stranded Costs

          The Settlement provides for a stranded cost recovery charge that will allow Unitil to recover its non-mitigatable stranded cost.

          1.5.11 Regionalism

          The Settlement supports continued implementation of fully competitive wholesale markets in concert with the other New England states, and is consistent with the implementation of restructuring by other electric utilities in New Hampshire.

     1.6  Regulatory Approvals

          The Parties have designed this Phase II Settlement to maximize benefits for customers and achieve the objectives of RSA 374-F. The resulting consolidated distribution company, UES, will be subject to the primary jurisdiction of the Commission. In order to meet the milestones set forth in
Section 2.2 herein, and to implement customer choice by May 1, 2003, approval of all components of the Phase II Settlement by the Commission is necessary by October 28, 2002. If the Phase II Order is not issued on or about the end of October, the Divestiture and Solicitation Processes in Phase III will be delayed, which in turn will delay the FERC's approval process, with the result that retail choice would not be offered to Unitil's customers until after June, 2003.


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

2.   REVISED PROCEDURAL SCHEDULE

     2.1  Three-Phased Proceeding

          As in the Phase I Settlement, the Parties continue to seek in this Phase II Settlement the Commission's approval of a three-phased proceeding. In Phase I, the Parties sought the Commission's review and approval of a revised schedule and procedures for conducting the portfolio divestiture and the solicitation for Transition and Default Services. In Phase II, the Parties seek the Commission's review and final order on most remaining issues in the case. The Parties intent is that the Commission's Phase II Order will, among other things: approve the Tariff attached hereto as Tab D, which implements a revised level of distribution charges and provides for new rate components including an External Transmission Charge, Stranded Cost Charge, Transition Service Charge, Default Service Charge (all as hereinafter defined in Sections 3.3.5 - 3.3.10); and Restructuring Surcharge, approve the merger of CECo and E&H and related changes; and approve the Amended Unitil System Agreement between UES and UPC, attached hereto as Tab A. Due to an extended period of negotiations in Phase II, the Parties have revised the agreed upon procedural schedule for Phase II and Phase III as shown in Section 2.2.

          In Phase III, Unitil will conduct the portfolio auction and solicitation for supplies from which to meet its Transition and Default Service obligations. Subsequent to the initial rounds of the divestiture and supply solicitations (and before the final round of solicitations), Unitil will make a filing with the Commission addressing potential alternate levels of the Monthly Payment Stream to the winning bidder(s) in the divestiture process, and associated recommended modifications to the Stranded Cost Charges. On February 26, 2003, Unitil will present for final Commission approval the executed agreements resulting from the divestiture and solicitation processes, including final tariffs for Transition and Default Services.


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

     2.2  Revised Schedule

          The Parties seek the Commission's approval of the following revised procedural schedule for the remainder of the proceeding:

----------------------------------- --------------------------------------------
PHASE II
----------------------------------- --------------------------------------------
September 3, 2002                   Parties submit Phase II Settlement
----------------------------------- --------------------------------------------
September 10-13, 2002               Hearings on Phase II
----------------------------------- --------------------------------------------
September 20, 2002                  Post-hearing comments
----------------------------------- --------------------------------------------
October 28, 2002                    Final Order on Phase II requested
----------------------------------- --------------------------------------------
December 1, 2002                    Upon Commission approval, implementation of
                                    corporate combination and revised rates\2
----------------------------------- --------------------------------------------


----------------------------------- --------------------------------------------
PHASE III
----------------------------------- --------------------------------------------
November 12, 2002                   Commencement of Divestiture and Solicitation
                                    RFPs
----------------------------------- --------------------------------------------
January 24, 2003                    Indicative Bids Due
----------------------------------- --------------------------------------------
January 28, 2003                    Potential adjustments to Monthly Payment
                                    Stream, if any, filed with Commission
----------------------------------- --------------------------------------------
January 30, 2003                    Commission Order on Stranded Cost Charges
                                    requested
----------------------------------- --------------------------------------------
February 7, 2003                    Final Bids Due
----------------------------------- --------------------------------------------
February 26, 2003                   Executed Contracts filed with Commission
----------------------------------- --------------------------------------------
February 28, 2003                   File executed contracts with FERC
----------------------------------- --------------------------------------------
March 6, 2003                       NHPUC Hearings on executed contracts
----------------------------------- --------------------------------------------
March 14, 2003                      Final NHPUC Order on executed contracts
                                    requested
----------------------------------- --------------------------------------------
April 15, 2003                      Contract implementation materials submitted
                                    to the ISO
----------------------------------- --------------------------------------------
May 1, 2003                         Implementation of Choice, Divestiture,
                                    Revised Rates and the Amended System
                                    Agreement\3
----------------------------------- --------------------------------------------

-------------------------
2/ Unitil seeks approval of the Amended System Agreement in Phase II. However, the Agreement, and resulting wholesale charges, would not be implemented until Phase III, following completion of the Portfolio Divestiture and Transition Service Solicitation.

3/ The Phase III Schedule is contingent upon a timely Commission order on Phase II (by October 28, 2002) and on the execution of contracts during Phase III (by March 14, 2003), in order to allow sufficient time for FERC approval of the portfolio sale and notifications to the ISO New England.


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

3.   REQUESTED APPROVALS

          For the reasons specified in Section 1.6, supra, the Parties agree that time is of the essence and that approval of this Phase II Settlement in its entirety by October 28, 2002 is necessary in order to successfully implement the timelines contained herein. Specifically, the Parties seek the Commission's approval of the following agreements as contained in the negotiated settlement of the Phase II issues.

     3.1. Combination of Unitil's New Hampshire Utility Operations

          3.1.1 Subject to the required regulatory approvals listed in Section 3.1.4, Unitil agrees to combine the utility operations of CECo, E&H and UPC into a single distribution company, UES. According to Unitil, the consolidation is designed to lead to a more efficient and effective corporate structure resulting in improved New Hampshire utility operations, regulatory oversight and financial reporting. UES will provide its customers with unbundled distribution services and will have the obligation to provide Transition Service and Default Service from the competitive market, as more fully described in the Phase I Settlement.

          3.1.2 The Parties agree that the proposed consolidation is in the public interest. Accordingly, the Parties agree that the Commission should grant approval of the combination of the ongoing utility operations of CECo, E&H and UPC into UES, and the related authorizations specified in Tab B.

          3.1.3 Subsequent to the merger of CECO and E&H into UES, all USC charges for New Hampshire utility operations, including certain charges formerly allocated to UPC, shall be charged to UES. UPC will no longer be charged for services by USC after implementation of the merger. A portion of the USC costs has been included in UES' test


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year for establishing base rates. The test year costs have been reduced to reflect the anticipated mitigation of costs related to the energy services function resulting in a decrease of $220,000 below test year levels. The Parties further agree that UES will be allowed to recover reasonable severance costs in the event any of the six energy services employees of USC are severed as a result of restructuring.

          3.1.4 The merger of CECo and E&H into UES is subject to the approval of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended. The merger is also subject to approval by the Federal Energy Regulatory Commission ("FERC") under Section 203 of the Federal Power Act. UES will also require approval by FERC of the open access transmission tariff ("OATT") amendments and reclassification under Section 205 of the Federal Power Act. In addition, a Notification of Succession for UES to succeed to the tariffs and rate schedules of CECo and E&H will be filed with the FERC.

     3.2  Amended Unitil System Agreement

          3.2.1 The Parties agree that the Amended Unitil System Agreement, attached hereto at Tab A and incorporating the Parties' agreed upon revisions, will be effective as of the Divestiture Date and will allow for a just and reasonable recovery of Contract Release Payments ("CRP") and Administrative Service Charges ("ASC") by UPC from UES. The Parties further agree that the recovery of the CRP by UES from its customers reflects an equitable, appropriate, and balanced recovery of the stranded costs of its predecessors, CECo and E&H. The Parties also agree that recovery of the costs specified under the ASC is just and reasonable and shall be recovered from retail customers of UES as part of the External Transmission Charge. Accordingly the Parties agree that the


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Commission should approve the revised Amended Unitil System Agreement as consistent with the public interest and RSA 374-F.

          3.2.2 In order to ensure the full mitigation of stranded costs, in addition to the planned divestiture of the UPC portfolio as proposed in the Phase I Settlement, Unitil agrees to implement the Hydro Quebec Mitigation Plan as set forth in Tab C. The Hydro Quebec Mitigation Plan requires Unitil to continue to undertake efforts to market the HQ-II resource in order to offset the costs of that obligation and to include a report to the Commission on these mitigation efforts as part of UES' annual Stranded Cost Charge reconciliation filing.

          3.2.3 The Amended Unitil System Agreement is subject to the approval of the FERC, which approval will be sought subsequent to the approval by the New Hampshire Commission.

          3.2.4 The Parties also seek the Commission's approval for excluding from the Portfolio Sale RFP, on the basis of the negotiated contract buyout, the power supply contract with the Massachusetts Municipal Wholesale Electric Company, as more fully described in Unitil's filing and supplemental testimony, submitted on July 15, 2002.

     3.3  Establishment of Unbundled Rates for UES

          3.3.1 Consolidated Rate, UES Tariff No. 1

          The Parties intend for this Settlement to provide for the rates of CECo and E&H to be unbundled and consolidated into a single new tariff, Tariff UES No. 1, attached hereto as Tab D, under a new distribution company, UES. The Parties agree that the Terms and Conditions and rate schedules contained in the tariff are just and reasonable and should


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be approved. The Report of Proposed Rate Changes reflecting the anticipated net revenue impact by class of the proposed rates as of Choice Date is provided as Tab F hereto.

          3.3.2 Effective Date of Rate Changes

          The UES Tariff No. 1 contained in Tab D will, consistent with the schedule detailed in Section 2 above, be effective for service rendered after December 1, 2002. However, certain rate components contained in the tariff, specifically including the Stranded Cost Charge, Transition Service Charge, Default Service Charge, and the External Transmission Charge, will not become effective until the conclusion of Phase III and the implementation of Customer Choice on May 1, 2003. In the Interim period between December 1, 2002, and May 1, 2003, the UES Tariff provides for the billing of an Interim Fuel and Purchased Power Charge designed to reflect the merger of CECo and E&H into UES, to implement the revised rate designs agreed to by the parties for the fully restructured rates, and to offset the increase in distribution charges through a corresponding decrease in power supply charges. Attached hereto as Tab G are detailed bill comparisons reflecting the net anticipated rate changes from November 1, 2002, to May 1, 2003 (DJD-3), from December 1, 2002 to May 1, 2003 (DJD-4) and from November 1, 2002 to December 1, 2002 (DJD-5).

          3.3.3 UES' Distribution Cost of Service

          The distribution rates of UES reflect a revised cost of service, attached hereto as Tab E. The revised cost of service reflects the Parties negotiated agreement to a total revenue deficiency of $1,985,324 (of which $1,871,324 is to be included in distribution service rate design, and $114,000 is to be attributable to residential late payment fees, as provided in Section 3.3.4). This represents an increase of approximately 1.6 percent over


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

total test year revenues, or approximately 7.2 percent over test year distribution revenues. The Parties have agreed to settle all of the cost of service issues in this proceeding. By this agreement, no party represents that it agrees in every particular with the cost of service items specified in Tab E. Rather, in consideration of all of the cost of service elements taken as a whole, each party is satisfied with the overall end results.

               3.3.3.1 Cost of Capital

               The cost of service is calculated with an overall allowed rate of return of 8.59 percent, including a return on equity of 9.67 percent applied to a capital structure consisting of 42 percent equity and 58 percent debt. Unitil agrees that until a Commission decision in Unitil's next base rate case, Unitil shall limit the cash dividends paid by UES on an annual basis to an amount no higher than the cash dividends paid by CECo and E&H in the 2001 test year. Unitil reserves the right to request approval from all Parties to petition the Commission for a waiver of such limitation in the event of materially changed circumstances. The Parties acknowledge that the capital structure reflected in the Cost of Service calculation (Tab E, Sch. MHC 6-1) is different from the Company's test year capital structure. By adopting this hypothetical capital structure in the calculation, and by agreeing to the dividend limitation, the Parties acknowledge that the Company will seek to increase the equity component of the capital structure over time in order to insure that the Company has continued financial flexibility and continued access to capital at reasonable rates.

               3.3.3.2 Depreciation

               The Parties agree that UES' cost of service shall include a test year depreciation expense of $5,038,718, which reflects an overall net salvage rate of negative 20 percent and an overall plant average service life of approximately 31 years. As reflected on


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

Schedule MHC-3-13 (revised) provided in Tab E, the test year depreciation expense of $5,038,718 consists of two components: depreciation expense on the test year 2001 Utility Plant as of December 31, 2001 of $4,465,756 and amortization of the depreciation reserve indicated imbalance (deficiency of $2,864,805) over five (5) years at a rate of $572,961 per annum. In addition, the Parties agree that the Company will continue with the existing depreciation systems for General Plant. The Parties further agree that the Company will extend the lives of classes which comprise the Transportation Plant account to reflect a composite of approximately 10 years and will use a net salvage rate of positive twelve (12%) percent for the Transportation Plant account.

          3.3.4 Residential Late Payment Fee

          The Parties have agreed that Unitil should be allowed to bill a late payment fee to residential customers of one percent per month effective December 1, 2002 in accordance with Tariff page 31 contained in Tab D, subject to the Commission's approval of a filing by Unitil demonstrating that the rate charged is not in excess of the costs incurred by the Company. Unitil will make this filing at least forty-five days in advance of the implementation of the proposed effective date. The Company will waive the residential late payment fee if the Customer can provide evidence of their eligibility in any of the following programs:

     o    Statewide Low-Income Electric Assistance Program (NHPUC Order
          No.23,980)

     o    Federal Low Income Home Energy Assistance Program (LIHEAP)

     o    Temporary Assistance for Needy Families (TANF)

     o    Supplemental Security Income (SSI)

     o    Aid to the Permanently and Totally Disabled (APTD)

     o    Aid to the Needy Blind (ANB)

     o    Old Age Assistance (OAA)

     o    Subsidized School Lunch Programs

     o    Title XX Day Care Program

     o    Food Stamps

     o    Medicaid

     o    Subsidized Housing

     o    Women, Infant and Children Program (WIC)

          3.3.5 Transition and Default Service Charges

          The Parties seek approval for the Transition Service Charge ("TSC") and the Default Service Charge ("DSC") mechanisms, as contained in Tab D. The purpose of the TSC is to provide a mechanism by which UES will recover its costs for providing Transition Service. The DSC is the mechanism by which UES will recover the costs of providing Default Service to its customers. Both mechanisms are fully reconciling. The final rate levels established for effect on May 1, 2003 will be calculated on the basis of the TS and DS solicitation in Phase III of this proceeding, and filed with the Commission as a compliance rate schedule at the end of Phase III.

               3.3.5.1 The Parties agree that the target level for the initial wholesale costs upon which the retail Stranded Cost Charge and the retail Non-G-l Transition Service prices are based should be $.0625 per kWh.

               3.3.5.2 The Parties agree that the ongoing administrative costs of Transition and Default Services will not be recovered as a cost component of these rate mechanisms, but will be recovered partially in base distribution rates (internal company costs) and partially in the External Transmission Charge (cost of outside services).


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

          3.3.6 Stranded Cost Charge

          The Parties seek approval for the Stranded Cost Charge ("SCC") mechanism as more fully described on Tariff pages 70 and 71, contained in Tab D. The Stranded Cost Charge ("SCC") shall be billed by the Company to all customers taking Delivery Service from the Company. The purpose of the SCC is to recover Contract Release Payments billed to the Company by Unitil Power Corp. under the FERC-approved Amended Unitil System Agreement. The SCC shall also include the Transition Service Charge balance at the end of the Transition Period and the final fuel and purchased power balances including any associated prior period adjustments. The SCC is fully reconciling. The actual rate levels established for effect on May 1, 2003 will be calculated on the basis of the portfolio sale auction in Phase III of this proceeding and filed with the Commission as a compliance rate schedule at the end of Phase III.

          3.3.7 External Transmission Charge

          The parties seek approval of the External Transmission Charge ("ETC") as more fully described in Tariff pages 72 and 73, contained in Tab D. The purpose of the ETC is to recover, on a fully reconciling basis, the costs billed to the Company by Other Transmission Providers as well as third party costs billed to the Company for energy and transmission related services as specified herein. The ETC shall include 1) charges billed to the Company by Other Transmission Providers as well as any charges relating to the stability of the transmission system which the Company is authorized to recover by order of the regulatory agency having jurisdiction over such charges, 2) transmission-based assessments or fees billed by or through regulatory agencies, 3) costs billed by third parties for load estimation and reconciliation and data and information services necessary for allocation and reporting of supplier loads, and for reporting to, and receiving data from, ISO New England, 4) legal and consulting outside services charges incurred in the future acquisition of Transition Service and Default Service supplies and related to the Company's transmission and energy obligations and responsibilities, including legal and regulatory activities associated with the independent system operator ("ISO"), New England Power Pool ("NEPOOL"), regional transmission organization ("RTO") and the Federal Energy Regulatory Commission
(FERC), 5) the costs of Administrative Service Charges billed to the Company by Unitil Power Corp. under the FERC-approved Amended Unitil System Agreement, and
6) the Restructuring Surcharge balance upon its termination. The Parties agree that the initial rate for the ETC should be $0.00156 per kWh.

          3.3.8 System Benefits Charge

          The System Benefits Charge ("SBC"), as more fully described in Tariff page 74 contained in Tab D, shall recover the costs to fund energy efficiency, renewables, low-income customer programs and other charges as required by law, as periodically filed and approved by the Commission. The SBC mechanism is fully reconciling. The Company agrees to implement outreach programs for the purpose of maximizing participation in the low-income programs.

          3.3.9 Restructuring Surcharge

          The Parties seek approval for the Restructuring Surcharge ("RS") mechanism, as more fully described in Tariff page 75, contained in Tab D. The RS will go into effect on December 1, 2002. Restructuring costs incurred following the formation of UES will be allocated to UES and recovered through the RS. The Restructuring Surcharge ("RS") of $0.00100 per kWh shall be billed by the Company to all customers taking Delivery Service from the Company. The RS is a reconciling, temporary rate for the purpose of recovering the costs of legal, consulting, and outside services associated with the


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

planning, development and implementation of the restructuring of Concord Electric Company, Exeter & Hampton Electric Company, Unitil Power Corp. ("UPC") and Unitil Energy Systems, Inc. ("UES") (collectively the "Companies") including: 1) the transaction costs of the merger and combination of the Companies into a single distribution utility, 2) the rate case costs, including the development of new unbundled rates and tariffs for UES including distribution charges, stranded costs, transition service, and other rate reconciliation mechanisms, 3) the restructuring costs, including the restructuring of the Companies' power supply to allow for retail choice, the divestiture of the UPC resource portfolio, and the initial solicitation and acquisition of transition service and default service. The initial estimate of the costs to be recovered is $2,761,000. Final costs included in the RS will be subject to the final review and audit of the Commission, including the demonstration by the Company of net customer benefits with respect to the transaction costs of the merger and combination referenced in item 1) above. The RS of $0.00100 per kWh is intended to recover the costs over a period of approximately two years.

          3.3.10 Distribution Charges

          The Parties have agreed to the rate design of the distribution charges as described on the Summary of Rates included in Tab D. The rate design reflected in the Schedules in Tab D includes the agreement of the Parties: 1) to reduce by one-third the differential between Block 1 and Block 2 of the residential rate from an average of $0.01401 per kWh to $0.00934 per kWh based on rate continuity principles; 2) to adjust the bill impacts for G-1 and G-2 class half way from the proposed rate impact to the overall rate impact for G-1 and G-2 classes, with the resulting revenue reconciled in the OL class; 3) to eliminate the Time of Use ("TOU") rates, with the provision that metering fees will be


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

waived for current TOU customers who take TOU service from competitive suppliers; 4) to moderate bill impacts for the largest G-2 kilowatt hour meter customers (over 1,000 kWh/mo) by installing demand metering; and 5) to maintain the distribution energy charge at current levels for G-1 and G-2 classes.

     3.4  Reclassification of Distribution and Transmission Plant

          In Order 888, the FERC set forth a seven-factor test for determining whether facilities used to provide access to retail customers are subject to the ratemaking jurisdiction of FERC under the Federal Power Act or of the Commission under state law. The Parties request as part of the approval of this Phase II Settlement an affirmative finding and recommendation by the Commission to FERC that the Commission's determination of the reclassification of the transmission facilities currently owned by CECo and E&H to distribution be adopted by FERC for ratemaking purposes.

     3.5  Obligation to Serve

          The Parties agree that the Commission should find that with the exception of the provisions for Transition Service and Default Service, UES shall have no obligations with respect to assurance of adequate and reliable electric energy supply for its customers as of Choice Date. UES shall continue to have the obligation to connect customers and to provide distribution service to customers in its franchise territory, in accordance with the rules and regulations of the Commission and the provisions of the applicable retail tariff.

     3.6  Future Rate Cases and Depreciation Studies

          3.6.1 UES agrees that it will file with the Commission a general base rate case in accordance with the rules of the Commission and RSA 378 et seq., including an updated depreciation study, no later than 5 years from the issuance of the Commission's final order in this proceeding.

          3.6.2 In conducting the depreciation study referenced in 3.6.1, UES agrees to use the whole life methodology.

     3.7  Assurances to Bidders

          Consistent with the Parties' agreement in the Phase I Settlement, the Parties request that the Commission's Phase II Order include assurances to potential bidders that the costs incurred under, and defined in, the portfolio sale agreement, the G-1 Transition/Default Service agreement and the Non-G-1 Transition/Default Service agreement, which agreements will be subject to final Commission approval in Phase III, will be fully recoverable in retail rates.

4.   GENERAL PROVISIONS

     4.1 Unitil, and each of the Parties, expressly reserves the right to withdraw this Phase II Settlement proposal, or its support thereof, in the event all contemplated approvals are not provided in a reasonable time frame, or in the event that approval of the Settlement is unacceptably conditioned by the Commission or any other regulatory agency with jurisdiction over matters contemplated by this Settlement.

     4.2 Acceptance of this Phase II Settlement Agreement by the Commission shall not be deemed to restrain the Commission's exercise of its authority to promulgate future orders, regulations or rules that resolve similar matters affecting other parties in a different


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

fashion, nor shall this Settlement be deemed to restrain the authority of the Legislature to enact any law that would resolve the matters covered by this Phase II Settlement in a different fashion.

     4.3 The Commission's approval of this Phase II Settlement Agreement shall endure so long as is necessary to fulfill this Phase II Settlement Agreement's objectives and shall in no way bind the Commission to a preordained outcome in Phase III. In the event the Commission in a subsequent phase of this proceeding renders any part of this Phase II Settlement ineffective, CECo, E&H (or their successor UES) and UPC shall be allowed to recover those reasonable costs for legal, consulting and other outside services incurred in reliance upon the Commission's approval of this Phase II Settlement absent a finding of imprudence on the part of CECo, E&H, UPC or UES, by the appropriate regulatory authority.

     4.4 The approvals contemplated by this Phase II Settlement shall not be construed as requiring the Commission to relinquish its authority under any state law to develop new policies and issue orders or to initiate investigations when it deems such actions are in the public good.

     4.5 The rights conferred and obligations imposed on CECo, E&H and UPC by this Phase II Settlement shall be binding on or inure to the benefit of their successors in interest or assignees, including UES, as if such successor or assignee was itself a signatory hereto.

     4.6 The Commission's acceptance of this Agreement does not constitute continuing approval of, or precedent regarding, any particular principle or issue in this proceeding, but such acceptance does constitute a determination that (as the Parties believe) the adjustments and provisions set forth herein in their totality are just and reasonable and that the revenues contemplated by the Attachments attached to this Agreement will be just and reasonable under the circumstances. The Commission's approval of the rate recommendations in this Agreement shall not constitute a determination or precedent with regard to the specific adjustments set forth in the attachments hereto, but rather shall constitute only a determination that the revenue requirement and rates resulting from this Agreement are just and reasonable.

     4.7 Unitil shall provide to all of the Parties copies of any filings or submissions made pursuant to this Settlement or the Commission's final order in this matter.

5.   CONCLUSION

     The Parties affirm that the proposed Phase II Settlement is appropriate, just and equitable and consistent with the policy principles of RSA 374-F and should be approved.

     Entered into this 3rd day of September, 2002.




-------------------------------        ----------------------------------
Concord Electric Company               Exeter & Hampton Electric Company



                          ---------------------------
                          Unitil Power Corp.




--------------------------------       -----------------------------------
Staff of the New Hampshire             New Hampshire Office of the
  Public Utilities Commission            Consumer Advocate



--------------------------------       -----------------------------------
New Hampshire Governor's Office of     Business & Industry Association
  Energy and Community Services          of New Hampshire



---------------------------------      ---------------------------------
Wendy Page,                            Representative Jeb E. Bradley
By Her Attorney
New Hampshire Legal Assistance

                       ATTACHMENTS TO SETTLEMENT AGREEMENT


Tab A          Revised Amended System Agreement

Tab B          Merger Approvals

Tab C          Hydro Quebec Mitigation Plan

Tab D          Tariff UES No. 1

Tab E          Revised Cost of Service Study for UES Distribution Rates

Tab F          Report of Proposed Rate Changes

Tab G          Bill Impacts


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